Exhibit 10.16

February 3, 2005

Mr. W. Gerald Throgmartin

Gregg Appliances, Inc.

4151 E. 96th Street

Indianapolis, Indiana 46240

Dear Gerald:

This letter confirms our agreement regarding the terms of your employment, effective February 3, 2005.

The general terms of your employment will be as follows:

Position and Duties. You will continue as a consultant to the Chief Executive Officer of Gregg Appliances, Inc. (the “Company”), and your employment will remain subject to the Company’s standard employment policies for such a position, unless otherwise stated to the contrary in this letter. Your duties will remain consistent with those duties performed by you in the past for the Company and you will agree to devote such time and effort as may reasonably be required by the Chief Executive Officer.

Compensation. Beginning February 3, 2005, your base annual rate of compensation will be $25,000.00. All compensation payments are subject to taxes and other withholdings required by law. We will not reduce your base rate of compensation during your term of employment except by mutual agreement between you and the Company.

Duration of Employment. Unless earlier terminated by you in writing, your employment will be for five (5) years.

Benefits. You will continue to be eligible for the Company’s benefits plans on the same basis as they are provided to all employees with similar levels of responsibility.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin, Chief Executive Officer

Agreed to and accepted by: /s/ W. Gerald Throgmartin
W. Gerald Throgmartin

Date:         February 3, 2005